Exhibit 99.1
Dear Acacia investor:
We have performed an initial review of Acacia CDO exposure to losses from Hurricane Katrina. Based on information we have as of September 30, 2005, none of the home equity/subprime, REIT debt, or commercial mortgage backed securities (CMBS) owned by Acacia are likely to suffer a security level loss as a result of Katrina related loan losses. For Residential A securities, as of September 30, 2005 we have identified one security in Acacia 5 with face amount of $0.3 million that has enough Katrina exposure to cause a potential security level loss.
Our conclusions are based upon our knowledge of the aggregate loan amounts in the affected areas and upon a variety of assumptions that we have made regarding the likelihood of default, severity of loss, and availability of insurance on affected loans.
Our initial analysis is based on information gathered from servicers, Wall Street dealers, and issuers. We have no reason to believe that any of this information is incorrect, but we do not take responsibility for inaccuracies in the data we have received from third parties. Furthermore, our information is incomplete. We can not currently determine how many loans within the affected areas have actually suffered damage, the extent of any such damage, or the availability of flood insurance. Additionally, there is the risk that loans related to lightly damaged or undamaged properties both inside and outside the affected areas will default as a result of the economic turmoil in the affected area.
Please note that we have not completed an exhaustive analysis of underlying collateral for any of the CDO Debt securities owned by Acacia, nor have we completed our analysis of the manufactured housing securities owned by Acacia 1.  For CDO Debt securities, we are not currently anticipating Katrina related security level losses given their diversified underlying collateral pool, significant credit enhancement levels, and investment grade ratings. The manufactured housing securities in Acacia 1 have large geographically diverse loan collateral pools and those securities comprise 8% of the Acacia 1 collateral, half of which is currently rated AA or AAA. Even if security level losses for these securities do occur, they would be unlikely to cause material issues for investors in Acacia 1.
For CMBS securities in Acacia, as of September 30, 2005 we are not anticipating any security level losses as a result of Katrina. Acacia does have some exposure to retail centers, office buildings, hotels, and other properties in the affected areas. Some of those properties have suffered damage or are currently closed. It is not yet possible to determine if any of the closed and damaged properties will generate loan losses, security level losses, or rating downgrades. However, the total amount of exposure to loans in affected areas is not high, so we are reasonably comfortable projecting that there will not be security level losses for Acacia’s CMBS securities. We will be monitoring loan performance and property conditions in order to gain more informed insight over time.
We have identified several CMBS securities that may be downgraded because of their potential exposure to properties in Katrina affected areas. These securities make up 2% to 5% of the collateral owned by Acacias 4, 5, 7, and 8. If these securities are downgraded, we do not expect cash flow received by Acacia investors to be impacted, though severe downgrades of these securities could eventually make any Acacia auction call somewhat less likely to occur. Until we receive further information from servicers, it will be impossible to determine the likelihood or severity of any downgrades.
CMBS Katrina — downgrade potential list as of 9/30/05
	Face Amount	Approximate Percentage of Acacia Collateral

Acacia 4	$7,000,000	2%
Acacia 5	$6,000,000	2%
Acacia 7	$5,000,000	2%
Acacia 8	$14,000,000	5%
For home equity and subprime securities in Acacia, we are not currently anticipating security level losses or downgrades. The total exposure to loans in affected areas is not high and the amount of credit support our home equity/subprime securities have is substantial.
We have identified several Residential A securities that may be downgraded because of their potential exposure to properties in Katrina affected areas. These securities are generally a very small percentage of Acacia collateral. Until we receive further information from servicers, it will be impossible to determine the extent of any downgrades that may occur. In addition, as mentioned above, one very small Residential A security owned by Acacia 5 has enough Katrina exposure to cause a potential security level loss. If these securities actually suffer a security level loss or are downgraded, we do not expect cash flow received by Acacia investors to be impacted, though severe downgrades of these securities could eventually make any Acacia auction call somewhat less likely to occur.
Residential A Katrina — downgrade potential list as of 9/30/05
	Face Amount	Approximate Percentage of Collateral

Acacia 1	$400,000	<1%
Acacia 2	$2,600,000	1%
Acacia 5	$2,800,000	1%
Acacia 6	$11,000,000	4%
It is probable that some Katrina affected properties in the New Orleans area are uninsured for flood, have been severely damaged or destroyed with little or no residual value, and will default with 100% loss severity. On the other hand, many of the loans on properties in affected areas will not go into default. Additionally, insurance and residual property value will limit loss severity for many other loans that default. In the coming months, we expect to obtain more information about Katrina related defaults and potential losses. We may not know the total amount of Katrina related loan losses for several years.
As always, we appreciate your investment in Acacia. We will be vigilant in managing exposure to Katrina losses. The good news is that, based on the information we have as of September 30, 2005, we do not expect that Katrina related loan losses will have a material affect on the cash flows you receive as an Acacia investor.
The contents of this letter are distributed for informational purposes and should not be considered as investment advice. All data and opinions are as of September 30, 2005 unless otherwise noted and are subject to change. This letter contains certain performance and statistical information. This information has been obtained from sources believed to be reliable, but is not warranted as to accuracy or completeness. Past performance is no guarantee of future results. This letter contains the current opinions of RWT Holdings, Inc. and does not represent a recommendation of any particular security, strategy, or investment product. RWT Holdings, Inc. can provide no assurance that these opinions are correct, and these opinions are subject to change without notice. Any projections, forecasts, and estimates contained herein are forward looking statements and are based on certain assumptions that RWT Holdings, Inc. considers reasonable. Projections are necessarily speculative in nature, and it can be expected that some or all of the assumptions underlying the projections will not materialize or will vary significantly from actual results. Accordingly, the projections are only an estimate. Actual results may vary from the projections, and the variations may be material. The inclusion of projections herein should not be regarded as a representation by RWT Holdings, Inc. or any other person or entity of the results that will actually be achieved.